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                                                                   Exhibit 10.10

                      FIRST AMENDMENT TO LEASE AGREEMENT
                      ----------------------------------

     THIS FIRST AMENDMENT TO LEASE AGREEMENT, dated as of February 17, 2000, is entered into by and between SOUTHPLACE ASSOCIATES LLC, an Oregon limited liability company, ("Landlord") and DIGIMARC, an Oregon corporation ("Tenant").

                                   Recitals:
                                   ---------

          A. Landlord and Tenant entered into a written lease agreement, dated June 25, 1999 (the "Lease"). (Initially capitalized terms not otherwise defined herein have the same meaning as in the Lease.)

          B. Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth

     NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

     1. The rentable square footage of the Premises is increased to approximately 25,551 rentable square feet of space by the addition of approximately 9,042 rentable square feet of space, comprising two portions of the 1/st/ floor of the Building consisting of approximately 5,875 rentable square feet of space and approximately 3,167 rentable square feet of space (collectively, the "Additional Space") in the locations outlined on the diagram of the 1st floor of the Building, attached hereto as Exhibit A and made a part hereof by reference for the term of the Lease on the following basis:

          A. Tenant's right to occupy the Additional Space and its obligation to pay Base Rent and Tenant's Pro Rata Share of increases in Operating Expenses for the Additional Space shall commence on the date that the Additional Space is delivered Ready for Occupancy in accordance with the Work Letter (the "Additional Space Commencement Date") and terminates with the Term of the Lease.

          B. As of the Additional Space Commencement Date, any reference to "Premises" in the Lease includes the Additional Space as a part of the Premises and Tenant's occupancy thereof is subject to all terms of the Lease except as otherwise specifically herein provided.

     2. Commencing on the Additional Space Commencement Date, Tenant will pay monthly Base Rent for the Additional Space in accordance with the Lease as follows:

                    Period                               Monthly Payment
                    ------                               ---------------

     Additional Space Commencement Date - 12/31/00         $16,200.25
     1/1/01 - 12/31/02                                     $17,142.13
     1/1/03 - 12/31/04                                     $18,272.38

Base Rent for the Additional Space is in addition to Base Rent payable by Tenant for the other portions of the Premises. Base Rent for any partial month that Tenant's obligations for the Additional Space are in effect will be prorated based upon the actual number of days in the month that Tenants obligation to pay rent for the Additional Space, or portion thereof, was in effect. Notwithstanding anything to the contrary set forth above, Tenant may occupy the Premises and defer payment of Base Rent Tenant's Pro Rata Share of increases in Operating Expenses for the entire Premises for a period commencing on the Additional Space Commencement Date and terminating 30 days from such date (the "Deferred Rent Period"). Rents payable hereunder are allocable to, and will be accrued by the parties during, their fiscal periods in which the same is actually paid. No portion of the Base Rent paid by Tenant during periods after the expiration of the Deferred Rent Period will be allocated to such Deferred Rent Period, nor is such Rent intended to be allocable to the Deferred Rent Period. If at any time during the Term, an Event
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of Default occurs, Tenant owes Landlord, in addition to all other amounts, Base
Rent and Tenant's Pro Rata Share of increases in Operating Expenses deferred pursuant to this Paragraph. Tenant has no obligation to pay the deferred amounts if no Event of Default occurs prior to the expiration of the Term.

     3. Commencing on the Additional Space Commencement Date, Tenant will pay Tenant's Pro Rata Share of increases of Operating Expenses attributable to the Additional Space. Tenant's Pro Rata Share for the entire Premises for periods commencing on the Additional Space Commencement Date and thereafter shall be 35.488%.

     4. Landlord agrees to perform certain remodeling of the Additional Space (the "Finish Work"). The Finish Work will be completed and paid for in accordance with and subject to the terms and provisions of the Work Letter, attached hereto as Exhibit B. Other than the Finish Work described on Exhibit B, Landlord has no obligation for improving the Additional Space and Tenant accepts the Additional Space in its "as is" condition on the Additional Space Commencement Date for the Term of the Lease.

     5. Tenant has deposited and will keep on deposit at all times during the Term with Landlord the amount of $18,272.38 (the "Deposit") as security for the payment and performance of Tenant's obligations under this Lease. If, at any time, Tenant is in default, Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such default. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant's interest in this Lease, without interest, within 60 days after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of Landlord. Landlord may deliver the Deposit to any purchaser of Landlord's interest in the Premises and Landlord shall be discharged from further liability therefor. Tenant agrees that if a Mortgagee succeeds to Landlord's interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord. If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance. Notwithstanding the foregoing, Tenant may request to meet its security deposit requirements under this Amendment by amending the amount of the Letter of Credit currently in effect with regard to the Lease to increase it by the amount of the Deposit; the form of such amendment shall be subject to Landlord's prior approval.

     6. Commencing on the Additional Space Commencement Date, Tenant's parking allotment will be increased pursuant to the per square foot ratio set forth in
Section 1.9 of the Lease based on the number of square feet then a part of the Premises. Tenant's use of the parking spaces shall be subject to and in accordance with the Lease.

     7. The RFR Space referred to in Section 1 of the Addendum to the Lease shall hereafter mean approximately 4,912 rentable square feet of space on the 1st floor of the Building as outlined on the diagram of the 1st floor of the Building, attached hereto as Exhibit C and made a part hereof by reference.
Section 1.1 of said Section 1 is modified be the deletion of the parenthetical "(other than Praegitzer Industries, Inc.)" therefrom.

     8. Landlord grants Tenant an option (the "Option") to extend the term of the Lease for one (1) additional term of five (5) years (the "Option Term"). The Option applies only to the Premises, and any additional space added, and is on the following conditions:

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          A.   Notice of Tenant's interest in exercising the Option must be given to Landlord no earlier than 12 months and no later than 8 months prior to the Expiration Date ("Tenant's Notice"). Not later than thirty (30) days after receiving Tenant's Notice, Landlord will notify Tenant of Landlord's determination of the applicable Base Rent during the Option Term in accordance with subparagraph E below ("Landlord's Notice").

          B. Tenant has 15 days after receipt of Landlord's Notice to exercise an Option or dispute the rental rate quoted by Landlord by delivering notice of exercise or dispute to Landlord. If Tenant exercises an Option, the Term will be deemed extended on the terms of this Section and the parties will execute an amendment evidencing the extension. If Tenant disputes Landlord's determination of the rental rate, Tenant shall give notice of such dispute ("Dispute Notice") within the 15-day period and the rental rate shall thereafter be determined in accordance with Section F below.

          C. Unless Landlord is timely notified by Tenant in accordance with Sections A or B above, it will be conclusively deemed that Tenant has not exercised the Option and the Lease will expire in accordance with its terms on the Expiration Date.

          D. Tenant's rights pursuant to this Section are personal to Tenant and may not be assigned (except as permitted under Section 14.7 of the Lease). Tenant's right to exercise the Option is conditioned on: (i) there not being an Event of Default at the time of exercise or at the time of commencement of the Option Term; and (ii) Tenant not having vacated or subleased more than 25% of the Premises or assigned any of the Premises (except as permitted under Section
14.7 of the Lease) as of the commencement of the Option Term. Upon an assignment of the Lease (except as permitted under Section 14.7 of the Lease) this Paragraph is null and void.

          E. The Option granted hereunder will be upon the terms of the Lease, except that the Base Rent during the Option Term will be the rate set forth in Landlord's Notice or as determined under subparagraph F below, if applicable.

          F. Following delivery of Tenant's Dispute Notice, Landlord and Tenant shall promptly initiate negotiations to determine a mutually acceptable Base Rent. If the parties mutually agree upon a Base Rent rate, such agreed rate shall be the Base Rent rate applicable during the Option Term. If the parties have not agreed upon the terms as of the 20th day after the date of Tenant's Dispute Notice, then Landlord and Tenant shall, within thirty (30) days after Tenant's delivery of Tenant's Dispute Notice, agree upon a qualified commercial real estate broker of good reputation, having at least five (5) years' experience in the suburban Tualatin, Oregon, real estate market to act as "Arbitrator"; if Landlord and Tenant cannot agree upon the broker, then they shall each select, within the foregoing twenty-day period, a real estate broker who meets the above qualifications and together such brokers will then select as the arbitrator a real estate broker who meets the above qualifications (the broker selected shall be deemed the "Arbitrator" hereunder). Within ten (10) days of selection of the Arbitrator, Landlord and Tenant each shall state, in writing, their determination of the Prevailing Market Rental Rate supported by the reasons therefor and shall make counterpart copies for each other and the Arbitrator, under an arrangement for simultaneous exchange of the determinations. The Arbitrator will review each party's declaration of the Prevailing Market Rental Rate and select the one which he determines most accurately reflects such Arbitrator's determination of the Prevailing Market Rental Rate and such selection shall be binding on both parties. The Arbitrator shall have no right to propose a middle ground or any modifications of either of the two proposed resolutions. The Base Rent to paid during the Option Term shall be the Prevailing Market Rental Rate so determined and Tenant shall have the right to receive the allowance and concessions, if any, set forth in Landlord's Notice. The costs incurred in connection with engaging the Arbitrator shall be shared equally by Landlord and Tenant, and shall be determined at the time the

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Arbitrator is selected. For purposes of this Paragraph, Prevailing Market Rental
Rate shall mean the annual amount per square foot (including the then-current Operating Expenses) that a willing tenant would pay and a willing landlord would accept following arms-length negotiations with respect to an "Assumed Lease" (as defined below) under the circumstances then obtaining. "Assumed Lease" means (i) a lease or renewal having a commencement date within 6 months of Tenant's Notice for space of approximately the same size as the Premises of the Building or a "Comparable Building," as hereinafter defined, located in a portion of the Building or such Comparable Building, and with a view and floor height similar to the portion of the Premises for which Prevailing Market Rental Rate is being determined, for a term equal in length to the Option Term; (ii) assuming that a real estate commission is payable with respect to such lease to the extent a third-party commission with respect to extension is agreed or obligated to be paid by Landlord; and (iii) taking into consideration and making adjustment to reflect allowances, concessions provided in Landlord's Notice, if any, and parking to be provided in accordance with Section 29; and the use of the Base Operating Expenses provided in Section E during the Option Term. "Comparable Building" shall mean any existing building or building hereafter constructed in a 6-mile radius of the Building which is of a size, location, quality and prestige comparable to, and with a size and efficiency of floor plate, amenities, and with tenants of a stature reasonably comparable with the Building, provided that appropriate adjustments shall be made to adjust for differences in the size, location, age, efficiency of floorplate, and quality between such other buildings and the Building.

          G. After exercise of, or failure to exercise the Option, Tenant shall have no further rights to extend the Term.

     9. Tenant represents it has not employed any broker with respect to this Amendment and has no knowledge of any broker's involvement in this transaction except Cushman & Wakefield of Oregon, Inc. and Grubb & Ellis (collectively, the "Brokers") for which Landlord is responsible for payment of commissions under separate agreement with the Brokers. Tenant and Landlord shall each indemnify the other against any expense incurred by the other as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other or claiming by, through, or under the other, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.

     10. If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

     11.  Time is of the essence herein.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and is effective upon delivery of a fully executed copy to Tenant.

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DIGIMARC, an Oregon corporation              SOUTHPLACE ASSOCIATES LLC, a
                                             Oregon limited liability company

By: /s/ Kathy Brogdon                        By: /s/ Paul Hogan
    ----------------------------                -------------------------------
Print Name: Kathy Brogdon                            Authorized Signatory
            --------------------
Print Title: VP Finance/Ops
             -------------------

ATTEST:                                                     "Landlord"


By: /s/ THOMAS M. HORYUN
    ----------------------------
Print Name: Thomas M. Horyun
            --------------------
Print Title: Director of Leasing
             -------------------

                "Tenant"

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